News Release 2901 Butterfield Road Oak Brook, Illinois 60523 www.inlandgroup.com

FOR IMMEDIATE RELEASE

Date: October 9, 2003

Inland Western Retail Real Estate Trust, Inc. Files Registration Statement for IPO

(Oak Brook, Il.) On September 17, 2003 Inland Western Retail Real Estate Trust, Inc. (the "Company") commenced an initial public offering of 250 million shares of common stock, $.001 par value, priced at $10.00 per share and 20 million shares of common stock, $.001 par value, issuable pursuant to the Company's distribution reinvestment program, priced at $9.50 per share. Inland Securities Corporation, an affiliate of the Company, will manage the underwriting of this best efforts offering. Inland Securities Corporation is part of The Inland Real Estate Group of Companies, which is comprised of independent real estate investment and financial companies doing business nationwide. With 35 years experience specializing in investment, property management, commercial real estate brokerage, land development, acquisition, and mortgage lending, Inland is one of the nation's largest privately-held real estate companies.

The Company's portfolio will consist predominantly of grocery and discount anchored retail, including net lease retail. The retail centers it intends to acquire would be located primarily in states west of the Mississippi River in the United States.

A copy of the prospectus for the offering is available without charge upon written request addressed to Inland Western Retail Real Estate Trust, Inc., c/o Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," "plans," "hopes," "intends," and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties that may affect the operations, performance, development and results of the Company's business. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. The Company undertakes no obligation to revise or update these forward-looking statements to reflect any future events or circumstances

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